H. F. AHMANSON & COMPANY           HOME SAVINGS OF AMERICA            NEWS
                                   SAVINGS OF AMERICA

4900 Rivergrade Road
Irwindale, California  91706
(818) 814-7922


FOR IMMEDIATE RELEASE                        Contacts:
                                             Media:    Mary Trigg
                                                       818-814-7922
                                             Investor: Steve Swartz
                                                       818-814-7986


                 AHMANSON ANNOUNCES NEW STOCK REPURCHASE PROGRAM
  -Additional $150 Million Authorized; Preferred Stock Series B To Be Redeemed-

     Irwindale, CA, May 14, 1996 -- H.F. Ahmanson & Company (AHM-NYSE), parent company of Home Savings of America, today announced that it has completed its initial $250 million stock repurchase program and will begin a new program to purchase an additional $150 million of its common stock.

     During the initial program, which was announced on Oct. 3, 1995, the company purchased 10.4 million shares, or 9% of the outstanding common shares, at an average price per share of $23.98. In addition to its new program to repurchase common stock, the company announced that on Sept. 3, 1996 it will redeem its 9.60% Preferred Stock, Series B, at $25.00 per Depositary Share, plus accrued and unpaid dividends to and including the redemption date. First Chicago Trust Company of New York, NY, will serve as the redemption agent for this issue.

     Charles R. Rinehart, chairman and chief executive officer of Ahmanson and Home Savings, said, "In keeping with the company's commitment to shareholder value, the board of directors authorized a new $150 million stock repurchase plan. Our cash flow projections for the remainder of the year anticipate sufficient cash to accomplish the redemption and additional common stock repurchase. We believe this program is an excellent way to deploy our excess capital."

     "The redemption of the Series B Preferred Stock will contribute approximately $0.09 to annualized earnings per share," Kevin M. Twomey, chief financial officer, added. "Although we do not plan to replace the preferred issue at this time, we may decide to add to our outstanding preferred stock in the future."

     On completion of the initial common stock repurchase program, the company had 107.8 million common shares outstanding.

     H.F. Ahmanson & Company, with $49.8 billion in assets, is the parent company of Home Savings of America. Home Savings' deposit base is $34.2 billion. It operates 347 financial service centers in four states and 115 mortgage lending offices in nine states.

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     Additional information, including monthly financial data, about H.F.
Ahmanson & Company and Home Savings of America can be retrieved free of charge using the following services:

               *    Internet:  http://www.investquest.com
               *    Fax-on-Demand:  (614) 844-3860
               *    On-line BBS:  (614) 844-3868